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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

NOTIFICATION OF LATE FILING                                 SEC FILING NO.
                                                            0-28484

       (Check One:)

                                                            CUSIP NUMBER
                                                            N/A

[ ] Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K
[X] Form 10-Q and 10-QSB

         For Period Ended: September 30, 1999

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:   N/A
                                          ----------------

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

PART I---REGISTRATION INFORMATION

         Full Name of Registrant:   QUALMARK CORPORATION

         Former Name if Applicable: N/A
         Address of Principal Executive Office

         1329 WEST 121ST AVENUE, DENVER, CO 80234
         (Street and Number, City, State and Zip Code)

PART II -- RULES 12B-25(b) AND (c)

         If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate)

         [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

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         [X] (b) The subject quarterly report or transition report on Form
10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date.

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. N/A

PART III NARRATIVE

State below in reasonable detail the reasons why Form 10-QSB, or portion thereof could not be filed within the prescribed period:

         The Registrant is very near completion of negotiations with its major bank lender to interpret calculations of compliance with loan covenants. Such negotiations affect financial statement presentation for the reporting period ended September 30, 1999.

PART IV--OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

         Vern Settle                 (303) 254-8800

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                      [X] Yes          [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                      [ ] Yes          [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                              QUALMARK CORPORATION

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 12, 1999                     By: /s/ Vern Settle
                                                ---------------------------
                                                Vern Settle
                                                Chief Financial Officer,
                                                (Principal Financial and
                                                Accounting Officer)


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